EXHIBIT 99.1
Report of Independent Registered Public Accounting Firm
The Plan Administrator
RTI International Metals, Inc. Employee Savings and Investment Plan
We have audited the accompanying Statements of Net Assets Available for Benefits of RTI International Metals, Inc. Employee Savings and Investment Plan (the “Plan”) as of December 31, 2009 and 2008, and the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Form 5500 Schedule H, Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2009, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Ciuni & Panichi, Inc.
Cleveland, Ohio
June 28, 2010

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS

Investments in RMI Titanium Master Trust, at fair value	$8,649,411	$10,315,639
Participant loans	218,557	551,209
Contributions receivable:
Participant	—	131,906
Employer	—	71,448

Total contributions receivable	—	203,354

Net assets available for benefits, at fair value	8,867,968	11,070,202

Adjustment from fair value to contract value for fully benefit responsive investment contracts	18,779	101,562

Net assets available for benefits	$8,886,747	$11,171,764

The accompanying notes are an integral part of these financial statements.

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2009

2009

Contributions:
Participant	$1,030,221
Employer	410,115
Rollovers	78,605

Total contributions	1,518,941
Net investment income from Master Trust	1,307,079
Interest income on participant loans	23,510

Total additions	2,849,530
Deductions:
Participants’ benefits paid	645,192
Administrative fees	27,531

Total deductions	672,723

Net increase prior to transferred assets	2,176,807
Transfers out	(4,461,824)

Net decrease in net assets available for benefits	(2,285,017)
Net assets available for benefits:
Beginning of year	11,171,764

End of year	$8,886,747

The accompanying notes are an integral part of these financial statements.

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
The financial statements of the RTI International Metals, Inc. Employee Savings and Investment Plan (the “Plan”) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan.
ACCOUNTING METHOD
The financial statements of the Plan use the accrual method of accounting.
USE OF ESTIMATES
The preparation of the Plan’s Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements, the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.
RISKS AND UNCERTAINTIES
Investments of the Plan are exposed to various risks, such as interest rate risk, market risk, and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.
CONTRIBUTIONS
Participant contributions are made through payroll deductions and are recorded as additions to net assets available for plan benefits when the deduction is made. Participant contributions not yet deposited and amounts not funded by RMI Titanium Company (the “Company” or the “Plan Sponsor”), are recorded as contributions receivable.
ADMINISTRATIVE EXPENSES
Administrative costs of the Plan are absorbed by the Plan Sponsor. However, the Plan permits the Plan Sponsor to use forfeitures to reduce administrative expenses.
INVESTMENT FEES
Net investment returns reflect certain fees paid by the investment funds to their affiliated investment advisors, transfer agents, and others as further described in each fund prospectus or other published documents. These fees are deducted prior to allocation of the RMI Titanium Master Trust (the “Master Trust”) investment earnings activity and related allocation to the Plan and thus are not separately identifiable as an expense.
PAYMENT OF BENEFITS
Benefits are recorded when paid.

NOTES TO FINANCIAL STATEMENTS (continued)
NEW ACCOUNTING PRONOUNCEMENTS
In March 2008, the FASB issued authoritative guidance which provided for additional disclosure requirements for derivative instruments and hedging activities, including disclosures as to how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows. The new guidance became effective as of January 1, 2009. The adoption of the guidance did not have an effect on the Plan’s Financial Statements.
In April 2009, the FASB issued authoritative guidance requiring disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. The new guidance became effective for interim reporting periods ending after June 15, 2009. The adoption of the guidance did not have an effect on the Plan’s Financial Statements.
In June 2009, the FASB issued authoritative guidance that identifies the FASB Accounting Standards Codification (“ASC”) as the sole source of U.S. GAAP recognized by the FASB. The Codification identifies only two levels of GAAP: authoritative and non-authoritative. The new guidance became effective for interim periods ending after September 15, 2009. We are utilizing the plain-English method for disclosures when referencing accounting standards. The adoption of the guidance did not have an effect on the Plan’s Financial Statements.
In February 2010, the FASB issued authoritative guidance amending the disclosure requirements for events that occur after the balance sheet date but before financial statements are issued, eliminating the need to disclose the date through which subsequent events have been evaluated. The new guidance became effective upon issuance of the guidance on February 24, 2010. The adoption of the revised guidance did not have a material effect on the Plan’s Financial Statements.
NOTE 2 — FAIR VALUE MEASUREMENTS:
The FASB defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs utilized in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data and which requires the Plan to develop its own assumptions. This hierarchy requires the Plan to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.
A summary of the Plan’s financial assets and their respective levels within the fair value hierarchy for the year ended December 31, 2009:

	Fair Value of Plan Assets
	Level 1	Level 2	Level 3	Total
Mututal Funds	$6,595,988	$—	$—	$6,595,988
RTI Unitized Stock Fund	—	1,043,510	—	1,043,510
Common/Collective Trust Fund	—	1,009,913	—	1,009,913
Participant Loans	—	—	218,557	218,557

	$6,595,988	$2,053,423	$218,557	$8,867,968

NOTES TO FINANCIAL STATEMENTS (continued)
A summary of the Plan’s financial assets and their respective levels within the fair value hierarchy for the year ended December 31, 2008:

	Fair Value of Plan Assets
	Level 1	Level 2	Level 3	Total
Mututal Funds	$7,806,313	$—	$—	$7,806,313
RTI Unitized Stock Fund	—	626,525	—	626,525
Common/Collective Trust Fund	—	1,882,801	—	1,882,801
Participant Loans	—	—	551,209	551,209

	$7,806,313	$2,509,326	$551,209	$10,866,848

The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 assets as of December 31, 2009:

Level 3 Assets
Participant Loans
Balance, beginning of year	$551,209
Issuances, repayments and settlements, net	(332,652)

Balance, end of year	$218,557

The Plan’s mutual funds are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Plan’s participant loans, all of which mature by the end of 2018, are classified within Level 3 because they are derived using unobservable market data. The participant loans are included at their carrying values, in the Statements of Net Assets Available for Benefits, which approximated their fair values at December 31, 2009. The Plan’s RTI unitized stock fund and common/collective trust fund (“CCT”) are classified within Level 2, and explained further in Note 3 to the Plan’s Financial Statements.
NOTE 3 — INVESTMENTS:
The Plan invests in the Master Trust. The Master Trust invests in mutual funds, the CCT managed by Fidelity Management Trust Company (“Fidelity”, the “Trustee” or the “Record Keeper”), RTI International Metals, Inc. (parent of the Company, “RTI”) common stock through a unitized stock fund, and participant loans. Investments in mutual funds are managed by the Trustee and are valued at fair market value based on published quotations. Investment transactions are recorded as of the trade date. The unitized common stock fund and CCT are valued at the net value of participation units which are generally valued by the Trustee based upon quoted market prices of the underlying assets. The CCT valuation as of December 31, 2009 is calculated based upon unaudited quoted market prices of the underlying assets provided by the Trustee. Participants can obtain further information concerning the CCT from its separate audited financial statements dated September 30, 2009. Participant loans are valued at their outstanding balances, which approximates fair value. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains/losses are recorded using an average cost basis for shares in the transaction.
COMMON COLLECTIVE TRUST FUND
The FASB’s authoritative guidance requires investment contracts held by a defined contribution plan to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through the Master Trust. The Statements of Net Assets Available for Benefits presents the fair value of the investment in the Master Trust as well as the adjustment of the investment in the Master Trust from fair value to contract value relating to investment contracts. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

NOTES TO FINANCIAL STATEMENTS (continued)
During the year ended December 31, 2009, the Plan held investments in Fidelity Managed Income Portfolio Fund (“MIP”) which is a CCT managed by Fidelity Investments. The MIP is a fund of the Fidelity Group Trust for Employee Benefit Plans. The MIP invests in underlying assets, typically fixed-income securities and bond funds and may include derivative instruments such as futures contracts and swap agreements. The fund also enters into “wrapper” contracts issued by third parties and invests in cash equivalents represented by shares in a money market fund. A wrap contract is similar to buying insurance and provides full benefit responsiveness, provided that all the terms of the wrap contract have been met. Wrap contracts are normally purchased from issuers rated in the top three long-term rating categories (A- or the equivalent and above) by any one of the nationally recognized statistical rating organizations. The MIP attempts to maintain a $1.00 Net Asset Value (“NAV”) per unit.
The crediting rate is used as an estimated future market value calculated by compounding a portfolio’s current market value at its current yield to maturity for a period equal to the portfolio’s duration. The crediting rate is the discounted rate that equates that estimated future market value with the portfolio’s current contract value. Crediting rates of the wrap contracts are reset quarterly. The wrap contracts provide a guarantee that the crediting rate will not fall below zero percent. The portfolio and wrap contracts purchased by the portfolio are designed to pay all participant-initiated transactions at contract value. The wrap contracts limit the ability of the portfolio to transact at contract value if certain events occur, but the Plan’s management is not aware of the occurrence or likely occurrence of any of these events. The wrap contracts are valued using discounted cash flow models that consider recent bids, discount rate, and the duration of the underlying portfolio securities. A wrap issuer may terminate a wrap contract for cause at any time.
The MIP trustee values the remaining underlying assets of the fund using various methods including readily available bid prices in the principal market in which the securities trade, pricing services that use valuation matrices that incorporate both dealer supplied valuations and valuation models, valuation inputs using the structure of the issue, cash flow assumptions, the value of the underlying assets and guarantees.
The MIP is included at fair value on the Statements of Net Assets Available for Benefits based on the proportionate share of the ownership of the Plan’s participants.
The average yield earned by all wrap contracts held by the Plan’s common/collective trust funds were approximately 3.16% and 3.57% for the years ended December 31, 2009 and 2008, respectively. The average yield earned by the Plan for all wrap contracts held by the Plan’s common/collective trust funds based on the actual interest rate credited to participants were approximately 1.20% and 3.04% for the years ended December 31, 2009 and 2008, respectively.
UNITIZED STOCK FUND
The RTI unitized stock fund allows the participants the benefits of being invested in RTI common stock in a manner similar to a mutual fund. The value of a unit in the fund is the market value of the RTI common stock owned in the fund and the market value of the short-term cash position (fund equity) divided by the number of units outstanding.
The following information pertains to the RTI unitized stock fund in the Master Trust as of December 31:

	2009		2008
	Shares	Fair Value	Shares	Fair Value

RTI International Metals, Inc. Common Stock (Symbol: RTI)	184,123	$4,634,376	180,369	$2,581,080
Fidelity Institutional Cash Portfolio MM Fund	325,327	325,327	187,090	187,090
Other		40,959		352

Total		$5,000,662		$2,768,522

The following represents the Plan’s interest in the RTI unitized stock fund as of December 31:

	2009	2008
Unitized fund units held	116,097	120,575
Per unit price	$8.99	$5.20

NOTES TO FINANCIAL STATEMENTS (continued)
INVESTMENTS IN PLAN TRUST
At December 31, 2009, the Master Trust includes funds of the RTI International Metals, Inc. Employee Savings and Investment Plan, the RMI Employee Savings and Investment Plan, and the RMI Bargaining Unit Employee Savings and Investment Plan.
At December 31, 2009 and 2008, Master Trust fund net assets allocated to the Plan totaled $8,649,411 and $10,315,639, respectively.
Fair values of investments in the Master Trust are as follows:

	2009	2008

At fair value as determined by quoted market prices:
Mutual funds	$33,999,528	$22,774,606

At estimated fair value:
RTI unitized stock fund	5,000,662	2,768,522
Common/collective trust fund	10,535,532	10,311,922

Investments in trust, at fair value	$49,535,722	$35,855,050

At December 31, 2009 and 2008 the Plan held 17.5% and 28.8% respectively, of the Master Trust assets.
The following presents the investment income of the Master Trust for the year ended December 31:

2009
Net appreciation in fair value of investments:
RTI unitized stock fund	$2,310,240
Mutual funds	7,140,092
Common/collective trust fund	360,336
Dividends	682,169

Net investment income	$10,492,837

OTHER INVESTMENTS RELATED DISCLOSURES
Investments in the Master Trust that represent five percent or more of the Plan’s net assets available for benefits are separately identified as of December 31:

	2009	2008
At fair value as determined by quoted market prices:
Mutual Funds:
Fidelity Magellan	$1,371,373	$1,396,849
Fidelity Growth & Income	$554,837	$789,110
Fidelity Low-Priced Stock	$886,081	$1,060,692
Fidelity Worldwide	$687,356	$762,300
Spartan US Equity Index	$532,936	$810,764
At estimated fair value:
RTI unitized stock fund	$1,043,510	$626,525
Fidelity Managed Income Portfolio Fund (CCT)	$1,009,913	$1,882,801

NOTES TO FINANCIAL STATEMENTS (continued)
NOTE 4 — DESCRIPTION OF PLAN:
GENERAL
The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals, and other important features of the Plan.
The Plan, created on November 1, 1979, is a defined contribution and matching dollar contribution plan covering full-time salaried, non-represented employees who are at least 21 years of age and have completed three months of service. The Plan includes eligible employees of certain of RTI’s subsidiaries, including, RTI Energy Systems, RTI LA, RTI Connecticut, RTI Texas, RTI Pierce Spafford, RTI Fabrication, RTI F&D Inc., RTI Hamilton and RTI Martinsville. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).
The Plan was amended and restated on January 1, 2009 as a safe harbor plan, which changed the employer matching provisions and provided for employer contributions to be 100% vested immediately.
CONTRIBUTIONS
There are several types of contributions that can be added to a participant’s account: an employee salary deferral contribution, an employer matching contribution, an employer profit sharing contribution, and an employer qualified non-elective contribution. Participants may also contribute amounts representing rollover distributions from other qualified defined benefit or contribution plans.
Participants may contribute from 1% to 20% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (“IRC”). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the Record Keeper directly or by accessing their accounts via the internet.
The employer may make annual discretionary profit sharing contributions in an amount to be determined at Plan year end by the Board of Directors. Profit sharing contributions, if any, made to the Plan by the employer will be allocated to participant accounts in the ratio that the participant’s eligible compensation bears to the total eligible compensation paid to all eligible participants.
Employees hired after January 1, 2006 will receive a non-discretionary employer matching contribution equal to 100% of the first 3% and 50% of the next 2% of employee contributions.
Employees newly hired, or rehired, on or after August 15, 2008 are subject to automatic enrollment provisions under the Plan. Unless an eligible employee makes an affirmative election otherwise, the employee’s deferral will be 3% of the employee’s eligible compensation for each payroll period in which the employee is an active participant. In addition, these participants are also subject to an automatic deferral increase of 1% annually, not to exceed 10% of eligible compensation, unless the participant affirmatively elects otherwise after receiving appropriate notice.
PLAN TRANSFERS
During 2009, certain employees became eligible to enroll and transfer funds from their prior plan to one of the other two plans offered to RTI employees. The aggregate amount transferred out of the Plan totaled $4,461,824.
On March 2, 2009 the Plan transferred out the Tradco Salary Employees, RTI Alloys, RTI St. Louis and RTI Hermitage to the RMI Employee Savings & Investment Plan via a partial plan merger. Plan participants should reference the Plan agreement for more detailed information regarding the transfer.

NOTES TO FINANCIAL STATEMENTS (continued)
On March 2, 2009 the Plan transferred out the Tradco Union Employees to the RMI Bargaining Unit Employee Savings and Investment Plan via a partial plan merger. Plan participants should reference the Plan agreement for more detailed information regarding the transfer.
PARTICIPATION
An employee becomes a participant in the Plan on the first day of the month after completing three months of service and upon attaining age 21.
PARTICIPANTS’ ACCOUNTS
Allocations are based on participants’ compensation and/or account balances, as defined in the Plan document.
VESTING
Participants are immediately vested in their rollover contributions, Company matching contributions, and voluntary contributions, plus actual earnings thereon.
PAYMENT OF BENEFITS
Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:
•	Retirement;

•	Termination of employment with the Company; or

•	Death
Upon termination of service other than by retirement, disability, or death, a participant will receive a lump sum payment if the total of their vested account balance does not exceed $1,000. If the vested account balance exceeds $1,000, the assets will generally be held in a trust until the participant’s normal or early retirement date.
Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (“IRS”) guidelines in effect at the time of the withdrawal.
PARTICIPANT LOANS
Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing account balance not to exceed $50,000 in any 12-month period. Loan repayment terms range from one month to five years, unless it is for the purchase of their principal residence in which case the loan repayment period may not extend beyond 10 years from the date of the loan, and are secured by the balance in the participant’s account. Loans bear interest at rates that range from 5.25% to 10.25%, which are commensurate with the current market rate when made.
FORFEITURES
If a participant terminates their employment and is less than 100% vested in their share of the employer contributions, they will forfeit the non-vested portion of their employer contributions. Forfeited account balances are retained in the Plan and will first be used to reduce administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable under the Plan. Forfeited account balances at December 31, 2009 and 2008 totaled $95,040 and $87,923, respectively. Forfeitures allocated to pay administrative expenses of the Plan during the year ended December 31, 2009 totaled $27,088. Administrative fees of $443 were paid by Plan participants for transaction based fees.

NOTES TO FINANCIAL STATEMENTS (continued)
ADMINISTRATION
The Plan is administered by the Plan Administrator (the “Administrator”). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan are paid by the Company when such expenses exceed the forfeited non-vested employer contributions under the termination provision, while legal and audit fees are paid by RTI and, as such, are not expenses of the Plan.
TERMINATION PROVISION
The Company anticipates the Plan will continue without interruption, but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant’s contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator, or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.
NOTE 5 — INCOME TAXES:
The Plan is operated under a prototype non-standardized 401(k) profit sharing plan prepared by Fidelity Management and Research Company. The prototype plan obtained its latest determination letter on March 31, 2008, in which the Internal Revenue Service stated that the prototype plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Administrator and the plan’s tax counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s Financial Statements.
NOTE 6 — PARTY-IN-INTEREST:
Certain investments of the Plan are managed by the Trustee of the Plan. The Plan also invests in common stock of RTI. In addition, the Plan issues loans to participants, which are secured by the balances in the participants’ accounts. Therefore, these related transactions qualify as party-in-interest transactions. All other transactions which may be considered parties-in-interest transactions relate to normal plan management and administrative services, and the related payment of fees.
NOTE 7 — RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:
A reconciliation of net assets available for benefits according to the financial statements consists of the following as of December 31:

	2009	2008
Net assets available for benefits per the financial statements	$8,886,747	$11,171,764

Adjustment from contract value to fair value for fully benefit responsive investment contracts	(18,779)	(101,562)

Net assets available for benefits per the Form 5500	$8,867,968	$11,070,202

NOTES TO FINANCIAL STATEMENTS (continued)
A reconciliation of investment income according to the financial statements consists of the following for the year ended December 31:

2009
Investment income per the financial statements	$1,307,079

Computed fair value adjustment to net investment income-common collective trust	82,783

Investment income per the Form 5500	$1,389,862

Form 5500 Schedule H, Line 4i
SCHEDULE OF ASSETS
(Held at End of Year)
RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
DECEMBER 31, 2009
EIN: 52-2115953, PLAN #: 001

(a)	Identity of issue (b)	Description of investment (c)	Cost (d)		Current Value (e)
*	Master Trust Fund	Money Market, Common Stock Fund, Common Collective Trust, and Mutual Funds	N/A	**	$8,649,411
*	Participant Loans	Interest Rates High 10.25%, Low 5.25%	-0-		218,557

		Total:			$8,867,968

*	Party-in-interest

**	Historical cost has not been presented as all investments are participant directed.